                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

    * Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

STOCK PURCHASE AGREEMENT RELATED TO THE SHARES ISSUED BY INTERFRUVER DE MEXICO, S.A. DE C.V., HEREINAFTER, ("INTERFRUVER") EXECUTED BY (i) AGROBIONOVA, S.A. DE C.V., A MEXICAN COMPANY REPRESENTED IN THIS ACT BY MISTERS FIDEL HOYOS PESCADOR AND GERARDO GABRIEL MONTEMAYOR GARZA, IN THEIR CAPACITIES AS LEGAL REPRESENTATIVES, HEREINAFTER KNOWN AS THE "SELLER" OR "ABSA"; AND ON THE OTHER HAND, MR. RICARDO BON ECHAVARRIA, WHO APPEARS ON HIS OWN RIGHT AND IN REPRESENTATION OF MISTERS CARLOS BON ECHAVARRIA, OSCAR BON ECHAVARRIA, AND LUIS GUILLERMO ECHAVARRIA DE LA VEGA, WHO SHALL JOINTLY AND HEREINAFTER BE KNOWN AS THE "BUYERS", ACCORDING TO THE FOLLOWING STATEMENTS AND CLAUSES:

                                   STATEMENTS

I.    The representatives of THE SELLER state that:

      a) Their represented company is a company incorporated under the Mexican laws, whose predominant subject matter is the production and commercialization of agricultural products.

      b) They have all necessary power for the execution of this agreement, and that they have obtained all the corporate requirements and necessary authorizations for the execution of this agreement. Such power has not been revoked or limited in any way.

      c) Their represented company is the legitimate owner of a total of 2,500,500 (Two Million Five Hundred Thousand Five Hundred) shares representative of the subscribed and paid capital stock of INTERFRUVER, which are totally subscribed, paid, and issued according to the Registry Book of Registered Stock of INTERFRUVER. In fact, INTERFRUVER has the possession and full domain of the shares, free from all burden or encumbrance, trial litigation or any claim, represented by the final Stock Certificates described on Exhibit "A" annexed to this instrument, hereinafter and as a shortcut "THE SHARES".

II.   The BUYERS state that:

      a) All of them are people of Mexican nationality with the legal capacity to become obligated.

      b) They are dedicated to the commercialization of agricultural products.

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

      c) They possess the necessary resources to fulfill the obligations they contracted through this instrument.

      d) It is their will to become obligated as joint debtors of all and each one of the obligations under their charge, according to this Agreement.

      e) There is no legal impediment for them to execute this Agreement as joint debtors of the obligations under their charge. Likewise, that they have a full legal capacity to carry out such act.

      f) Mr. Ricardo Bon Echavarria appears on his own right and under the authority and representation of misters CARLOS BON ECHAVARRIA, OSCAR BON ECHAVARRIA and LUIS GUILLERMO ECHAVARRIA DE LA VEGA, legal capacity which he proves with the certified copy of the enclosed power of the notary public, powers which have not been revoked, limited or modified in any way.

III.  STATEMENT OF THE PARTIES

      a) THE SELLER and THE BUYERS record that the BUYERS wish to purchase and the SELLER wishes to sell and transmit all the shares, in accordance to what is established on the preceding paragraph 1.c), subject to the terms and conditions of this instrument.

      b) THE SELLER and THE BUYERS state that in the execution of this agreement there has not been any falsehood, use of force against the consent of another, bad faith, or any flaw between the parties, and that they mutually acknowledge their legal capacity and legal standing to execute such agreement.

      In accordance to what has been established, the parties agree on the following:

                                    CLAUSES

FIRST.-  SALE OF THE STOCK.-

         1.1 SALE. According to the terms and conditions of this agreement, THE SELLER will sell, cede, and traspass THE SHARES, with no reserve or limitation whatsoever to THE BUYERS, and these acquire them from THE SELLER, free from all burden, encumbrance, and legal limitations regarding property ownership rights, with all the pertaining rights and obligations.

         1.2 TRANSFER OF THE SHARES AND GRANTING OF A SECURITY INTEREST. The transfer, endorsement to transfer title, and delivery of THE SHARES (as described in exhibit "A") property of THE SELLER on behalf of THE SELLER to THE BUYER shall be carried out at the moment of execution by all the parties involved in this instrument.

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

              Simultaneously in such act, THE BUYERS will endorse in Security Interest and in favor of THE SELLER the certificates that cover the totality of THE SHARES, in conformity to the Chattel Mortgage Agreement annexed to this instrument as Exhibit "B", which shall be signed by all parties during the execution of this instrument (hereinafter and as a shortcut "CHATTEL MORTGAGE AGREEMENT".)

              The delivery of the Stock Certificates, representative of THE SHARES, to THE BUYERS transfer with no limitation whatsoever the character of shareholders of INTERFRUVER to such buyers, as well as all the rights that THE SHARES include, such as corporate rights, including in a declaratory but not limitative manner the following: right to vote, right to deliberate in Meetings, right to name administrators and a corporate examiner; likewise, all the property rights shall be included in the transfer, including the right to receive dividends and a settlement installment; in the understanding, however, that THE BUYERS will not be able to carry out or keep from executing any act contrary to the conditions foreseen in this instrument or in the CHATTEL MORTGAGE AGREEMENT, reason why THE BUYERS will be able to agree on the corporate merger, settlement, corporate break-up or increase of the capital stock of INTERFRUVER, without the previous written consent of THE SELLER. In case any of the foregoing is carried out, THE BUYERS obligate themselves in this act to deliver to THE SELLER in such same date the representative certificates of title that correspond according to the capital stock tenure that the parties kept before the execution of this agreement, endorsing the same in a security interest.

         1.3 NO ACQUISITION OF LIABILITIES OR RISKS. THE SELLER, by virtue of the execution of this Agreement, does not acquire any liabilities or risks, being either legal, fiscal, labor, or of any other nature, either past, present or future derived from the own operation of INTERFRUVER, reason why they will not be a cause for any claim or reimbursement, except for those that derive from the execution of the services rendered to INTERFRUVER by THE SELLER and/or by the companies named Bionova, S.A. de C.V. and /or Comercializadora Premier, S.A. de C.V., and only during the term in which the parties acted as partners of INTERFRUVER, this is, from January 1995 up to the date of execution of this instrument; as long as such risks or claims do not derive from the fault or negligence of INTERFRUVER or THE BUYERS.

         1.4 TRADEMARK. THE SELLER has the obligation to transfer and carry out the necessary acts for the transfer of the legal entitlement rights of the brand named PREMIER, in favor of THE BUYERS or whom they may designate in the Mexican United States, as well as to register such transfer before the Mexican Institute for Intellectual Property ("INSTITUTO MEXICANO DE LA PROPIEDAD INDUSTRIAL"). The transfer of the mentioned brand shall be done the

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

              first day of January of the year 2003, as long as THE BUYERS are not in noncompliance with this agreement and/or the CHATTEL MORTGAGE AGREEMENT. It is important to mention that the ownership of the brand Premier in the United States of America and in Canada will continue under the present terms.

         1.5 PRICE AND FORM OF PAYMENT. The price of this operation is made up and will be paid by THE BUYERS in the following manner: (i) A fixed amount of $2,580,620.56 U.S. dollars (two million five hundred and eighty thousand six hundred and twenty dollars
              56/100 U.S.c.y.) or its equivalent in national currency according to the free rate of exchange in relation to the average purchase of the following stock exchange houses VECTOR, MONEX and INTERCAM (RATE OF EXCHANGE) that governs on the date any payment derived from the purchase of THE SHARES must be made, hereinafter ("THE FIXED PRICE"); and (ii) A variable amount additional to THE FIXED PRICE, that THE BUYERS must cover to THE SELLER through 4 (four) annual and variable payments, as described in Exhibit "C" that is annexed to this Agreement and according to what is mentioned hereinafter ("THE VARIABLE PRICE").

              THE FIXED PRICE mentioned in the previous paragraph is made up of the following concepts: (i) The sum of $896,087.41 U.S. dollars (eight hundred and ninety-six thousand, eighty-seven dollars 41/100 U.S. legal currency), equivalent to the payment under the concept of Net Worth of INTERFRUVER; (ii) The sum of $651,880.98 U.S. dollars (six hundred and fifty-one thousand eight hundred and eighty dollars 98/100 U.S. legal currency) plus the Value Added Tax ("VAT") for the sum of $97,782.14 U.S. dollars (ninety-seven thousand seven hundred and eighty-two dollars 14/100 U.S. legal currency), equivalent to the cost of the Accounts Receivable for the rendering of different services rendered to INTERFRUVER during the year 2001; (iii) The sum of $815,217.39 (eight hundred and fifteen thousand two hundred and seventeen dollars 39/100 U.S. legal currency), plus the Value Added Tax ("VAT") for the sum of $122,282.61 U.S. dollars (one hundred and twenty-two thousand two hundred and eighty-two dollars U.S. legal currency), equivalent to the cost of the Accounts Receivable for the rendering of different services that THE SELLER will render to INTERFRUVER during the year 2002, as well as the royalty payment for the use and enjoyment of the brand "Premier"; and (iv) the sum of $217,434.78 U.S. dollars (two hundred and seventeen thousand four hundred and thirty-four dollars 78/100 U.S. legal currency) that is equivalent to the irrevocable recognition by INTERFRUVER of the contingency accounts.

              Due to what has been established, THE BUYERS have the obligation to pay the agreed price to THE SELLER for the sale of

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

              THE SHARES, according to what has been mentioned on the preceding paragraphs and in the following manner:

              1.5.1.1 The sum of $1,654,230.05 dollars (one million six hundred and fifty-four thousand two hundred and thirty dollars 05/100 U.S. legal currency), or its equivalent in national currency according to the RATE OF EXCHANGE that governs on the date of payment, shall be covered precisely on the date of execution and signature of this instrument, additionally and without forming part of the Sales Price of THE SHARES. THE BUYERS must pay, in addition to the price of THE SHARES, the sum of $113,721.39 (one hundred and thirteen thousand seven hundred and twenty-one dollars 39/100 U.S. legal currency), or its equivalent in national currency according to the RATE OF EXCHANGE that governs on the date of payment under the concept of VAT of the Accounts Receivable mentioned on this Clause;

              1.5.1.2 The sum of $708,955.73 U.S. dollars (seven hundred and eight thousand nine hundred and fifty-five dollars 73/100 U.S. legal currency), or its equivalent in national currency according to the RATE OF EXCHANGE that governs on the date of payment, shall be covered precisely the first day of March of the year 2002; without forming part of the Sales Price of THE SHARES. THE BUYERS must pay, additionally and without forming part of the Sales Price of THE SHARES, the sum of $106,343.36 dollars (one hundred and six thousand three hundred and forty-three dollars 36/100 U.S. legal currency), or its equivalent in national currency according to the RATE OF EXCHANGE that governs on the date of payment under the concept of VAT of the Accounts Receivable mentioned in this Clause;

              1.5.1.3. The sum of $217,434.78 U.S. dollars (two hundred and seventeen thousand four hundred and thirty-four dollars 78/100 U.S. legal currency), or its equivalent in national currency, according to the date of payment, shall be covered on August 31 of the year 2002.

                   In order to document the payment obligations included on
              the preceding sub-paragraphs 1.5.1.2. and 1.5.1.3., and not as a means of payment, THE BUYERS sign in this act two promissory notes in favor of THE SELLER, each one for the corresponding amount.

      1.5.2. The payment of THE VARIABLE PRICE shall be made in NATIONAL CURRENCY (PESOS) through four annual and variable payments ("THE ANNUAL PAYMENT") during the calendar years 2002, 2003, 2004, and 2005, * according to what is mentioned hereinafter.

              1.5.2.1. Over the sales of the agricultural products made by INTERFRUVER to its clients * made during the sales period that covers from January 1st to December 31st

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

                        each one of the years 2002, 2003, 2004, and 2005 (hereinafter "THE SALES PERIOD"), THE BUYERS shall cover THE ANNUAL PAYMENT to THE SELLER, precisely every December 31st of each one of the mentioned years ("THE DATE OF THE ANNUAL PAYMENT"), and THE PARTIAL PAYMENT every June 30th of each one of the mentioned years ("THE DATE OF THE PARTIAL PAYMENT"). The Sum of the payments of the VARIABLE PRICE will be determined in the following manner:

              (i)   If the sales of INTERFRUVER  *  during the corresponding
              SALES PERIOD results lower than the sum of   *  or its
              equivalent in national currency, then the Sum of the ANNUAL
              PAYMENT will be the sum of the amount equivalent to   *  .  THE
              BUYERS must pay to THE SELLER THE PARTIAL PAYMENT on the DATE
              OF THE PARTIAL PAYMENT, over the sum equivalent to   *  .

              (ii)  If the sales of INTERFRUVER   *  , during the
              corresponding SALES PERIOD results higher than the sum of   *
              or its equivalent in national currency, then THE SUM of the
              ANNUAL PAYMENT will be the sum of the amount equivalent to   *
              .  THE BUYERS must pay to THE SELLER THE PARTIAL PAYMENT on the
              DATE OF THE PARTIAL PAYMENT, over the sum equivalent to   *  .

              (iii) Regardless of the preceding paragraphs, the parties may determine the sums of the payments of THE VARIABLE PRICE according to exhibit "C", which is annexed to this agreement.

              The following procedure must be followed in order to determine
              the equivalence of the sales for the sum of   *  mentioned on
              sub-paragraphs (i) and (ii); each one of the sales periods will be divided into 12 calendar months. The sale made by INTERFRUVER in each one of the months will be divided by the average arithmetic rate of exchange of the same period. The sum that results from such mentioned operation by the 12 (twelve) periods shall be the point of comparison.

              The first SALES PERIOD shall cover from the first of October of the year 2001 through December 31st of the year 2002; likewise, both the DATE OF THE ANNUAL PAYMENT and THE DATE OF THE PARTIAL PAYMENT will have 30 days of grace for their payment, with no charge of interests; and,

              1.5.2.2.  The sum   *   shall be paid every six months,
                        specifically on August 31 of the year 2002 and on January 15 of the year 2003 ("PAYMENT DATE"), and afterwards for the years 2003, 2004, and 2005, the payment shall be covered every two months on the day 15 of the months of January, March, May, July,

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

                        September, and November of each one of the mentioned years.

              The first SALES PERIOD will cover from the first of October of the year 2001 to December 31st of the year 2002.

              *

         1.6 ANTICIPATORY EXPIRATION AND CONTRACTUAL PENALTY. The lack of a timely payment on the expiration of the payment obligations by THE BUYERS contemplated on the preceding sub-paragraphs 1.5.1.2. and 1.5.1.3., will give the right to THE SELLER to either rescind this agreement or carry out its execution through the security interest granted by the CHATTEL MORTGAGE AGREEMENT.

         Nevertheless, in case there is a lack of timely payment on the expiration of the obligations mentioned on the preceding Clauses1.5.1.2. and/or 1.5.1.3, THE BUYERS will have the option of an unextendible term of an additional 60 (sixty) calendar days after the expiration of such payment obligations, under the understanding that such additional term will generate late payment charges referred to on the next paragraph.

         Regardless of what has been established on the preceding paragraphs, if THE BUYERS do not comply with any of their payment obligations, then they must pay to THE SELLER the pending payment of their debt up to the date of noncompliance, and additionally, under the concept of Contractual Penalty, without having the need of giving a previous requirement, late payment charges equivalent to the monthly rate of 3.0% (three percent) over the sum of the unfulfilled amounts and those that expire afterwards, precisely since the date of each expiration and until the total payment of the corresponding debt.

         Likewise, in case there is a lack of timely payment on the expiration of the obligations under their responsibility, established on Clauses 1.5.2.1 and/or 1.5.2.2 of this instrument, then THE BUYERS will have the option of an additional term of 30 (thirty) calendar days after the expiration of such payment obligations, without the charge of any interests, and another additional term of 30 (thirty) calendar days, which will cause normal interests equivalent to the National Equilibrium Interbank Rate ("TASA INTERBANCARIA INTERNA DE EQUILIBRIO") plus 4 points, in case they do not comply with their payment obligations at the expiration of the terms established in this paragraph. THE BUYERS will have the obligation to cover the late payment charges calculated by multiplying the normal rate by 2 (two) over the sum of the amounts unfulfilled and those that will expire afterwards, precisely since the date of each expiration and until the total payment of the corresponding debt.

    1.7 TAXES AND FEES RELATED TO THE TRANSFER. All the taxes and fees related to the transfer and fees of the notary public, if there were any, caused by the purchase operation foreseen in this agreement and its accessory contracts will be charged to

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

         the party that has the obligation to pay such taxes and fees in Mexico, according to law, in the understanding that THE SELLER shall be responsible for the payment of the Income Tax Law that results from the sale and transfer of the SHARES.

    1.8 REPRESENTATIVE OF THE BUYERS. THE BUYERS name as representatives for all the effects of this Agreement, including the reception of notifications, Mr. Ricardo Bon Echavarria and Mr. Carlos Bon Echavarria, who may act jointly or separately. Any change in the naming of the representatives herein established shall be communicated in a reliable way to ABSA through a writing that must be signed by all THE BUYERS.

         Under any circumstance and at any moment, THE SELLER may request THE BUYERS that the naming of the mutual representative, as well as his revocation or the limitation of his rights, is ratified before the presence of a Notary Public or Commercial Broker.

    1.9 JOINT DEBTORS. Through this Agreement, misters Ricardo Bon Echavarria, Carlos Bon Echavarria, Oscar Bon Echavarria, and Luis Guillermo Echavarria de la Vega agree to become joint debtors in relation to each and every one of the payment obligations that they may acquire either individually or jointly with THE SELLER as BUYERS, and as a result of this Agreement, including the payment of each depreciation that corresponds to THE FIXED PRICE and THE VARIABLE PRICE, as well as the late payment charges or any other payments that may result in accordance to what is established in this Agreement and articles 1987 (one thousand nine hundred and eighty-seven), 1998 (one thousand nine hundred and ninety-nine), and others that may be applied according to the Federal Civil Code, of complimentary enforcement in commercial matter.

         For this reason, each one of THE BUYERS acquires the obligation with THE SELLER to pay on time the whole sum of any quantity that may result from this Agreement, charged to THE BUYERS, as if it was its own obligation with THE SELLER. In such a case, THE SELLER does not have to request or demand to the rest of the buyers to comply with such obligation.

    1.10 REDRESS AND EVICTION. THE SELLER has the obligation to respond to THE BUYERS of the redress in case of an eviction related to THE SHARES, in accordance to the terms of this agreement and the applicable legal provisions.

    1.11 DISTRIBUTION. The parties agree through this instrument that THE SELLER shall grant to INTERFRUVER 7 (seven) calendar days in addition to the credit that it normally grants to INTERFRUVER for the payment of the shipment that THE SELLER supplies to INTERFRUVER, exclusively for the distribution of the agricultural products supplied by THE SELLER. For this reason, the credit of the Open Account of INTERFRUVER, solely for this concept shall be from 21 (twenty-one) to 28 (twenty-eight) calendar days.

    1.12 POWERS. In this act, THE SELLER commits with THE BUYERS to prepare and deliver to them a list containing the General and Special Powers of Attorney that have been granted by INTERFRUVER, precisely up to the date of execution of this

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

         agreement in order for the Powers to be revoked by the Board of Directors of INTERFRUVER.

SECOND.-  STATEMENTS AND GURANTEES OF THE SELLER

In this act, THE SELLER states and guarantees to THE BUYERS the following:

2.1 AUTHORIZATION AND VALID OBLIGATIONS. The execution, delivery and compliance to this agreement and its transactions have been duly authorized in accordance to the requirements of THE SELLER. This instrument has been executed by THE SELLER with full legal standing and in compliance with the corporate requirements or of any other nature, constituting a valid and enforceable contract for THE SELLER.

2.2 POWERS. THE SELLER has the full capacity and necessary power to be the owner of THE SHARES, as well as to execute and carry out this agreement.

2.3 GOVERNMENTAL AUTHORIZATIONS. During the execution of this agreement, and in order for it to be fulfilled, THE SELLER is not required to present any type of notification or document before any governmental authority.
    Neither does it need to obtain from such governmental authority any consent, approval, or authorization of any nature. THE SELLER has the obligation to comply with the applicable laws, as well as with the by-laws and provisions of different authorities in relation with the execution, delivery, and compliance with this agreement and its transactions.

2.4 CONTRACTS. Except for this agreement and those that may derive from it, THE SELLER is not a part of nor is it subject to any contract, agreement or substantial unilateral commitment, either written or verbal, in relation with THE SHARES.

2.5 LEGAL PROCEDURES.

    (a) THE SELLER is not involved nor is it aware of any legal action or procedure against it before any Court or administrative authority in relation with THE SHARES. Likewise, there have not been any claims against THE SELLER that might bring up such actions or procedures;

    (b) THE SELLER is not aware of any investigations or pending claims to be initiated by governmental authorities against THE SELLER, its officials or consultants that might have an adverse effect on THE SHARES.

2.6 EFFECTIVE DATE OF THE STATEMENTS AND GUARANTEES. The guarantees and statements of THE SELLER, mentioned in this contract, shall be understood to be made on the date of this contract, and its effects shall commence also on such date.

THIRD.-  STATEMENTS AND GURANTEES OF THE BUYERS

THE BUYERS state and guarantee in this act to THE SELLER, and likewise agree on the following terms:

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

3.1 AUTHORIZATION AND VALID OBLIGATION. This agreement and its transactions form a valid and enforceable agreement for THE BUYERS due to the fact that they appeared for its execution under their own right or through an attorney duly empowered for such effect, and whose powers have not been revoked, modified or limited in any way.

3.2 GOVERNMENTAL AUTHORIZATIONS. For the execution and fulfillment of this agreement, THE BUYERS do not need to present any notification, notice or other document before any governmental authority, nor do they need to obtain any consent, approval or authorization from such an authority. THE BUYERS must follow the applicable laws, the by-laws and provisions of the authorities in relation with the execution, delivery, and compliance with this agreement and its transactions.

3.3 COMPLIANCE WITH THE LAWS. Currently, THE BUYERS are fulfilling all the federal, state, and municipal laws, as well as the by-laws, decrees, and legal provisions, being either judicial or of an administrative authority applicable to the transaction foreseen in this agreement.

3.4 FALSE STATEMENTS OR OMISSIONS. THE BUYERS have not intentionally made false statements, nor have they omitted to inform facts that are necessary for the statements, guarantees, and obligations established in this Agreement not to be incomplete or misleading.

3.5 EFFECTIVE DATE OF THE STATEMENTS AND GUARANTEES. The guarantees and statements of THE BUYERS, mentioned in this agreement, are made and start their effects on the date of this agreement.

3.6 OPERATION OF INTERFRUVER. The operation and management of INTERFRUVER, starting from this date and for a period not less than the one needed to fully pay the VARIABLE PRICE, shall be carried out in accordance with the good will practices of the industry.

FOURTH.-  ACCOUNTING RECORDS AND ADDITIONAL CONTRACTS

4.1 ACCESS TO THE RECORDS OF THE BUYERS. For the period that covers from the date of this agreement and for one year after the date of the last payment under the concept of the sale of THE SHARES, THE BUYERS have the obligation to authorize THE SELLER and its authorized representatives the access, during working hours, of the accounting records of INTERFRUVER including, without limitation, documents, records, contracts, different accounts, others, and investigations, as long as they are related to the sales of INTERFRUVER.

4.2 ADDITIONAL CONTRACTS. THE SELLER agrees to execute and formalize with THE BUYERS, at the latest 60-sixty calendar days after the Date of this agreement, the following agreements, reason of this transaction:

         -  Transfer Agreement of the Trademark PREMIER,
         -  Distribution Agreement of agricultural products,

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

         - Termination Agreement of the Contract that Authorizes the use of the trademark "Master's Touch",
         -  Termination Agreement of the Surety of SaVIA with Bansi,
         -  Termination Agreement of the Surety of SaVIA with Comercial America,
         - Rendering Service Agreement by THE SELLER and/or Comercializadora Premier, S.A. de C.V. for the Term of the year 2002,
         -  Open Account Agreement of Comercializadora Premier, S.A. de C.V.
            and Interfruver de Mexico, S.A. de C.V., and
         - Any other agreement or instrument executed between INTRFRUVER and any other of its filial or related companies with THE SELLER that had been executed before the signature of this instrument.

FIFTH.- Use of the Trademark PREMIER

5.1 The parties agree on the following condition precedent: in order to have a transfer of the legal entitlement of the Trademark PREMIER in the United Mexican States to THE BUYERS or INTERFRUVER, on the date established beforehand, THE BUYERS and INTERFRUVER must ratify that they will not carry out, either in the United States of America or Canada, any type of commercial transaction or a transaction of any other nature through agents or distributors, or others, using either directly or indirectly the trademark named PREMIER, or any other that might create a confusion. For this reason, they will not be able to market products protected by such Trademark in the United States of America or Canada.

                                  CONVENANTS

SIXTH.-

6.1 DURATION. This Agreement shall be for the term which is necessary for the fulfillment of its obligations.

6.2 MODIFICATIONS. This agreement may be modified through writing as long as it specifies that it is a modifications and is signed by an authorized official or a representative of each one of the parties that is affected by such modification.

6.3 WAIVER AND CONSENT. Except for any provision to the contrary in this agreement, the noncompliance of any of the parties to any of the obligations or conditions that this agreement establishes might be excused by the other party. When the terms of this agreement require or allow the consent of one of the contracting parties, then such consent shall be granted through writing according to the following clause 6.8 related to the notifications.

6.4 CESSION. This agreement, or the obligations derived from it, may not be ceded by any of the parties without the previous written consent of the other; except for THE SELLER, who has the authorization to cede or transfer the rights and obligations derived from this instrument in this same act.

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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

6.5 FEES AND EXPENSES. All the expenses and fees caused by this agreement shall be paid by the party who causes them

6.6 JURISDICTION. This agreement shall be governed by the legal provisions of the Mexican Republic. The parties agree to submit any conflict related with the interpretation and compliance of this agreement to the competent courts of the city of Monterrey, Nuevo Leon, Mexico, expressly waiving any other jurisdiction that might correspond to them by reason of their present or future domiciles, or by any other cause.

6.7 APPLICABLE LAW. THE BUYERS and THE SELLER, jointly or separately, and in mutual cooperation, must comply with the applicable legislation and provisions of any authority that has jurisdiction over this agreement and the contracting parties, in relation to any act, transaction, agreement or understanding by or between them, according to what is established in this agreement.

6.8 NOTIFICATIONS. All notifications must be given in writing to the parties, according to the terms of this agreement. Such notifications will only be effective if they are delivered personally or through an unquestionable form, addressed to the domiciles that are mentioned hereinafter or to any other that the parties notify, except for the cases foreseen in this agreement.

THE BUYERS                             RICARDO BON ECHAVARRIA
                                       Elote No. 2625
                                       Mercado de Abastos
                                       Guadalajara, Jalisco
                                       Fax: (013) 880-0698

Attention:                             Ricardo Bon Echavarria, representative


THE SELLER                             AGROBIONOVA, S.A. DE C.V.
                                       Rio Caura No. 358 Ote.
                                       Col. Del Valle
                                       San Pedro Garza Garcia, N.L.
                                       Fax: (018) 399-0843

Attention:                             Gerardo Gabriel Montemayor Garza


6.9 TITLES AND EXHIBITS. The titles of the Clauses, which are mentioned in the content of this Agreement, are only for the convenience of the contracting parties and do not constitute any obligation. For this reason, if there is a discrepancy between such titles and the content of the Clauses, then the content must prevail.

    On the other hand, the Exhibits that are included in this instrument and signed by the parties form the principal part of this Agreement and are understood as inserted word by word.

                                                                          12
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                                                        STOCK PURCHASE AGREEMENT
                                                    THURSDAY, NOVEMBER 1ST, 2001

6.10 WHOLENESS OF THE AGREEMENT. This instrument represents the complete agreement between the parties in relation to the mentioned subject matter. All agreements, either verbal or written, that have been executed prior to this agreement are revoked and replaced by this instrument. This Agreement can not be changed, modified or rescinded, except through writing and with the signature of all the contracting parties. Any intention to modify, abandon, or verbally rescind it shall be considered as null, and with no validity or legal effect whatsoever.

     In acknowledgement of the effectiveness and legal force of this Agreement, the parties sign this instrument, not after having read it, and accept, ratify, and sign it in the city of Monterrey, Nuevo Leon, Mexican United States the first day of November of the year 2001.








             "SELLER"                               "BUYERS"
      AGROBIONOVA, S.A. DE C.V.



/s/ FIDEL HOYOS PESCADOR               /s/ RICARDO BON ECHAVARRIA
-----------------------------------    -----------------------------------
By: FIDEL HOYOS PESCADOR               RICARDO BON ECHAVARRIA
Attorney-in-Fact                       By: his own right

/s/ GERARDO G. MONTEMAYOR G.           /s/ RICARDO BON ECHAVARRIA
-----------------------------------    -----------------------------------
By: GERARDO G. MONTEMAYOR G.           CARLOS BON ECHAVARRIA
Attorney-in-Fact                       Represented by Ricardo Bon Echavarria

                                       /s/ RICARDO BON ECHAVARRIA
                                       -----------------------------------
                                       OSCAR BON ECHAVARRIA
                                       Represented by Ricardo Bon Echavarria

                                       /s/ RICARDO BON ECHAVARRIA
                                       -----------------------------------
                                       LUIS G. ECHAVARRIA DE LA VEGA
                                       Represented by Ricardo Bon Echavarria








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